Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Clear Channel Outdoor Holdings, Inc. Announces Pricing of its Offering of Common Stock

San Antonio, Texas – July 25, 2019 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (“Clear Channel Outdoor”), one of the world’s largest outdoor advertising companies, today announced the pricing of its public offering (the “Offering”) of 100 million shares of its common stock at a price to the public of $3.50 per share. In addition, Clear Channel Outdoor has granted the underwriters a 30-day option to purchase up to 15 million additional shares of common stock on the same terms and conditions. The offering is expected to close on July 30, 2019, subject to customary closing conditions.

Clear Channel Outdoor intends to use the net proceeds of the Offering, together with cash on hand, to redeem approximately $333.5 million aggregate principal amount of the 9.25% Senior Subordinated Notes due 2024 (the “CCWH Notes”) of Clear Channel Worldwide Holdings, Inc., a subsidiary of Clear Channel Outdoor, subject to the closing of the Offering. This press release does not constitute a notice of redemption and is qualified in its entirety by reference to the amended notice of redemption to be delivered pursuant to the indenture that governs the CCWH Notes. If the underwriters for the Offering exercise their option to purchase additional shares in full, Clear Channel Outdoor intends to use the net proceeds, together with cash on hand, to redeem an additional approximately $50.2 million of CCWH Notes.

Morgan Stanley, J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as book-running managers for the Offering.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was declared effective by the Securities and Exchange Commission (the “SEC”) on July 17, 2019. A preliminary prospectus supplement and accompanying prospectus describing the terms of the Offering has been filed with the SEC and will be available on the SEC’s website at www.sec.gov. A copy of the preliminary prospectus supplement and, when available, the final prospectus supplement, and the prospectus relating to the Offering may be obtained from Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by phone at 1-866-803-9204; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or via email: Barclaysprospectus@broadridge.com, or via telephone: 1-888- 603-5847; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or via email at prospectus@citi.com, or by phone at 1-800-831-9146; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, or via email at cmclientsupport@wellsfargo.com, or by phone at 1-800-326-5897.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the applicable securities laws of such state or jurisdiction.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current Clear Channel Outdoor Holdings, Inc.’s management expectations. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the offering and the timing and use of proceeds of the offering. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, whether or not the offering will be consummated and the timing and use of proceeds of the Offering. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel Outdoor Holdings, Inc.’s ability to control or predict. Clear Channel Outdoor Holdings, Inc. undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media

Lucy Puddefoot

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Jason D. King

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Investors

Eileen McLaughlin

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